UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Conor Medsystems, Inc.

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CONOR MEDSYSTEMS, INC.

1003 Hamilton Court

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Conor Medsystems, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 22, 2005 at 10:00 a.m. local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California for the following purposes:

1.	To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To conduct any other business as may be properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 27, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Frank Litvack, M.D.

Frank Litvack, M.D.

Chief Executive Officer

Menlo Park, California

April 29, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CONOR MEDSYSTEMS, INC.

1003 Hamilton Court

Menlo Park, California 94025

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

June 22, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Conor Medsystems, Inc. is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

Conor Medsystems intends to mail this proxy statement and the accompanying proxy card on or about May 13, 2005 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 27, 2005 will be entitled to vote at the Annual Meeting. On this record date, there were 33,344,137 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 27, 2005, your shares were registered directly in your name with Conor Medsystems’ transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2005, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	The ratification of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted upon, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 21, 2005 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/conr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 21, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Conor Medsystems. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Conor Medsystems’ Secretary at 1003 Hamilton Court, Menlo Park, California 94025.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2005. However, if Conor Medsystems’ 2006 Annual Meeting of Stockholders is not held between May 23, 2006 and July 22, 2006, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to bring a proposal before the stockholders at next year’s annual meeting that is not included in next year’s proxy materials, you must notify Conor Medsystems’ Secretary, in writing, not later than the close of business on March 24, 2006, nor earlier than the close of business on February 22, 2006. However, if Conor Medsystems’ 2006 Annual Meeting of Stockholders is not held between May 23, 2006 and July 22, 2006, then you must notify Conor Medsystems’ Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2006 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of the 2006 Annual Meeting of Stockholders or (ii) the 10th day following the day we make a public announcement of the date of the 2006 Annual Meeting of Stockholders. We also advise you to review Conor Medsystems’ bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or director nomination at next year’s annual meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withhold” votes will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005, must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,344,137 outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes represented at the meeting either in person or by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Conor Medsystems’ quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Conor Medsystems’ Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only a majority of the remaining directors then in office, even though less than a quorum. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2005 and who are standing for reelection—John H. Friedman and Frank Litvack, M.D. Each of Mr. Friedman and Dr. Litvack is currently a director of Conor Medsystems who was previously appointed to the Board prior to Conor Medsystems’ initial public offering in December 2004, and each was recommended for reelection to the Board by the Corporate Governance and Nominating Committee of the Board of Directors. If elected at the Annual Meeting, each of these nominees would serve until the 2008 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Conor Medsystems does not have a formal policy regarding its directors’ attendance at the Annual Meeting, but Conor Medsystems is encouraging its directors and nominees for director to attend the Annual Meeting.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting, including their respective ages as of April 1, 2005.

Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting

John H. Friedman

John H. Friedman, age 51, has been a member of Conor Medsystems’ Board of Directors since August 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., which is a private investment firm founded by Mr. Friedman in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1992 to 1993, Mr. Friedman co-managed Atrium Capital Corporation, a venture capital firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. From 1981 to 1989, Mr. Friedman was with E.M. Warburg, Pincus & Co., Inc., a private investment firm, with his last position being Managing Director and Partner. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP, a law firm. In the 1980’s Mr. Friedman was employed at Shearson Loeb Rhoades, an investment bank. Mr. Friedman is a member of the board of directors of Renovis, Inc., a biopharmaceutical company, Comverse Technology, Inc., a telecommunications equipment company, YM BioSciences, Inc., a biotechnology company, as well as several private companies. Mr. Friedman holds a B.A. in History from Yale College and a J.D. degree from Yale Law School.

Frank Litvack, M.D.

Frank Litvack, M.D., age 49, has been chairman of Conor Medsystems’ Board of Directors since 2002. In 2003, Dr. Litvack was appointed Chief Executive Officer. From 1999 to 2001, Dr. Litvack was Chairman and Chief Executive Officer of Fasturn Inc., a software company. Since 2001, Dr. Litvack has been a managing director of the general partner of Calmedica Capital, L.P. Since 2000, Dr. Litvack has been a Professor of Medicine at University of California, Los Angeles. From 1989 until 1997, Dr. Litvack was a founder and director of Progressive Angioplasty Systems Inc., which was acquired by United States Surgical Corporation. Since 1996, Dr. Litvack has been a member of Calmedica International, LLC. Dr. Litvack currently holds the rank of

Attending Physician at Cedars-Sinai Medical Center. Since 1985, Dr. Litvack has been an attending cardiologist at Cedars-Sinai Medical Center. Dr. Litvack co-directed the Cardiovascular Intervention Center at Cedars-Sinai Medical Center from 1986 to 2000. Dr. Litvack holds an M.D. from McGill University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2006 Annual Meeting

John F. Shanley

John F. Shanley, age 55, founded Conor Technologies, Conor Medsystems’ predecessor company, in 1996, and founded Conor Medsystems in 1999. Mr. Shanley has been Conor Medsystems’ Chief Technology Officer since 2002 and a member of Conor Medsystems’ Board of Directors since 1999. From 1999 to 2002, Mr. Shanley was Conor Medsystems’ Chief Executive Officer. From 1992 to 1995, Mr. Shanley served as Vice President, Operations and Engineering for Purus, Inc., a start-up technology company. Mr. Shanley holds a B.S. in Engineering Science and a M.S. in Materials Science from the University of Notre Dame.

George M. Milne, Jr., Ph.D.

George M. Milne, Jr., Ph.D., age 61, has been a member of Conor Medsystems’ Board of Directors since October 2003. Since 2003, Dr. Milne has been a venture partner at Radius Ventures, a venture capital firm focused on the life science industry. From 2000 to 2003, Dr. Milne was Executive Vice President of Global Research and Development at Pfizer, Inc., a pharmaceutical company. While at Pfizer, Dr. Milne also held a number of senior management positions including President of Pfizer’s Central Research with global responsibility for Human and Veterinary Research and Development from 1993 to 2000. Dr. Milne is a member of the board of directors of Aspreva Pharmaceuticals, a pharmaceutical company, Charles River Laboratories, Inc., a drug development service company, Mettler Toledo International, Inc., a precision instruments company, and MedImmune, Inc., a pharmaceutical company, as well as several private companies. Dr. Milne holds a B.S. in Chemistry from Yale University and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology.

Directors Continuing in Office Until the 2007 Annual Meeting

David M. Clapper

David M. Clapper, age 53, has been a member of Conor Medsystems’ Board of Directors since September 2004. Since January 2005, Mr. Clapper has served as Director, President and Chief Executive Officer of SurgRx Inc., a private medical device company. From 1999 to March 2004, Mr. Clapper served as President, Chief Executive Officer and a member of the board of directors of Novacept, Inc., a medical device company. From 1993 to 1999, Mr. Clapper was President, Chief Executive Officer and a director of Focal, Inc., a biotechnology company. From 1977 to 1993, Mr. Clapper was employed at various divisions of Johnson & Johnson, serving as Vice President and board member at Critikon, Inc., a division of Johnson & Johnson from 1992 to 1993, and serving in a number of positions including Vice President of Sales & Marketing and a board member of Ethicon Inc. and Ethicon Endo-Surgery, both divisions of Johnson & Johnson, from 1977 to 1992. Mr. Clapper is a member of the board of directors of Silicon Valley Bancshares. Mr. Clapper holds a B.S. in Marketing from Bowling Green State University.

David B. Musket

David B. Musket, age 47, has been a member of Conor Medsystems’ Board of Directors since November 1999. Since 1996, Mr. Musket has been Managing Director of ProMed Partners, L.P., a healthcare investment fund. Since 1991, Mr. Musket has also been President of Musket Research Associates, Inc., an investment banking firm focused on emerging healthcare companies. Since 1991, Mr. Musket has also been President of DBM Corporate Consulting, Ltd. From 1984 to 1989, Mr. Musket served as a pharmaceutical analyst at Goldman Sachs & Co. Mr. Musket is a member of the Harvard-M.I.T. Health Sciences and Technology Advisory Council. Mr. Musket holds a B.A. in Biology/Psychology from Boston College and spent four years in a doctoral program in Pharmacology and Neurobiology at Cornell University Medical College.

Carl Simpson

Carl Simpson, age 64, has been a member of Conor Medsystems’ Board of Directors since February 2003. Since 2001, Mr. Simpson has been a partner at Versant Ventures, a private equity fund. From 1979 to 2001, Mr. Simpson held a number of senior management positions at Guidant Corporation, a medical equipment company, including Senior Vice President of Research and Development and General Manager of Devices for Molecular Cardiology. Mr. Simpson serves as an executive officer for EnTent, an early stage company in the field of sleep disordered breathing, as well as a director for several other private companies. Mr. Simpson holds a B.A. in Microbiology from San Jose State University, and a M.S. in Electrical Engineering/Computer Science and an M.B.A., both from Santa Clara University.

Independence of the Board of Directors

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Conor Medsystems, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that Dr. Milne and Messrs. Friedman, Clapper and Simpson are independent directors within the meaning of the applicable Nasdaq listing standards.

As required under the Nasdaq listing standards, Conor Medsystems’ independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following table provides current membership information for each of the Board committees:

Name	Audit		Compensation		Governance and Nominating
John H. Friedman	X	*	X		X
George M. Milne, Jr., Ph.D.	X		X	*	X
Carl Simpson	X		X		X	*
* Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Conor Medsystems.

Audit Committee

The Audit Committee of the Board of Directors oversees Conor Medsystems’ corporate accounting and financial reporting processes. For these purposes, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; oversees and monitors the integrity of Conor Medsystems’ financial statements as well as Conor Medsystems’ compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; confers with management and the independent registered public accounting firm regarding the effectiveness of accounting and financial controls; provides the Board with the results of its monitoring and recommendations, as well as additional information and materials as the Audit Committee deems necessary to make the Board aware of significant financial matters that require the attention of the Board; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Conor Medsystems regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Conor Medsystems’ annual audited financial statements and quarterly financial statements with management and Conor Medsystems’ independent registered public accounting firm, including reviewing Conor Medsystems’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” From January 2004 to September 2004, the Audit Committee was comprised of Robert Higgins, a former director, and Messrs. Friedman and Musket. Since September 2004, the Audit Committee has been comprised of three directors: Dr. Milne and Messrs. Friedman and Simpson. The Audit Committee met twice during 2004. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Conor Medsystems’ Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Friedman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations, by virtue of his business background and experience as described in his biography above.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Conor Medsystems. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of Conor Medsystems’ executive officers; reviews and approves the compensation and other terms of employment of Conor Medsystems’ Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; reviews and makes recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined; and acts as the administrator of our current benefit plans. From January 2004 to September 2004, the Compensation Committee was comprised of Mr. Musket and Robert Higgins, a former director. Since September 2004, the Compensation Committee has been comprised of three directors: Dr. Milne and Messrs. Friedman and Simpson. All members of Conor Medsystems’ Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). During 2004, the Compensation Committee did not formally meet as a separate body. However, the members of the Compensation Committee were consulted on and made recommendations to the full Board with respect to various employee and executive compensation matters throughout the year.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Conor Medsystems; recommending to the Board for selection candidates for election to the Board; reviewing Board structure, composition and practices, and making recommendations on these matters to the Board; making recommendations to the Board regarding the membership of the committees of the Board; overseeing compliance by employees with Conor Medsystems’ Code of Conduct; and developing a set of corporate governance principles for Conor Medsystems. In this regard, the Corporate Governance and Nominating Committee recommended to the Board that each of Mr. Friedman and Dr. Litvack be nominated for reelection at the Annual Meeting. Three directors comprise the Corporate Governance and Nominating Committee: Dr. Milne and Messrs. Friedman and Simpson. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Charter of the Corporate Governance and Nominating Committee is attached as Appendix B to these proxy materials. The Corporate Governance and Nominating Committee was established in December 2004 in connection with Conor Medsystems’ initial public offering and did not meet in 2004.

The Corporate Governance and Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on Conor Medsystems’ Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will consider all of the relevant qualifications of Board candidates, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Conor Medsystems, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of Conor Medsystems’ stockholders, and whether the Board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the Board and Conor Medsystems. In the case of incumbent directors whose terms of office are set to expire, the Committee will also review such directors’ overall service to Conor Medsystems during their term, and any relationships and transactions that might impair such directors’ independence. The Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee was formed in December 2004 in connection with Conor Medsystems’ initial public offering and to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders. Although the Corporate Governance and Nominating Committee has not adopted a formal policy and related procedures for stockholders to submit recommendations, the Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors should deliver a written recommendation to the Corporate Governance and Nominating Committee at the following address: 1003 Hamilton Court, Menlo Park, California 94025. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the Corporate Governance and Nominating Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of Conor Medsystems’ voting stock.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors met twelve times during 2004. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Conor Medsystems commenced its initial public offering in December 2004 and to date, has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. However, the Corporate Governance and Nominating Committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

Code of Conduct

Conor Medsystems has adopted the Conor Medsystems, Inc. Code of Conduct that applies to all of its officers, directors and employees. The Code of Conduct is available in the Company section of Conor Medsystems’ website at www.conormed.com. Conor Medsystems intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct by posting such information on its website at the address and the location specified above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Since September 2004, the Audit Committee of the Board of Directors has consisted of Dr. Milne and Messrs. Friedman and Simpson. From January 2004 to September 2004, the Audit Committee was comprised of Robert Higgins, a former director, and Messrs. Friedman and Musket. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors.

The Audit Committee oversees Conor Medsystems’ corporate accounting and financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Conor Medsystems’ Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Conor Medsystems’ independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with Conor Medsystems’ independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Conor Medsystems’ accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with Conor Medsystems’ independent registered public accounting firm its independence from management and Conor Medsystems, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independence of Conor Medsystems’ independent registered public accounting firm.

The Audit Committee discussed with Conor Medsystems’ independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of Conor Medsystems’ internal control over financial reporting, and the overall quality of Conor Medsystems’ financial reporting. The Audit Committee held two meetings during the fiscal year ended December 31, 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Conor Medsystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE

John H. Friedman, Chairman

George M. Milne, Jr., Ph.D.

Carl Simpson

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005, and the Board has directed that management submit the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as Conor Medsystems’ independent registered public accounting firm since Conor Medsystems’ inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Conor Medsystems’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm. However, the Board, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Conor Medsystems and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to Conor Medsystems for the fiscal years ended December 31, 2004 and 2003, by Ernst & Young LLP, Conor Medsystems’ independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2004	2003
Audit Fees	$879,000	$32,500
Audit-Related Fees	—	—
Tax Fees	20,000	10,000
All Other Fees	—	—

Total Fees	$899,000	$42,500

Audit Fees. Consists of fees billed for professional services rendered for the audit of Conor Medsystems’ consolidated financial statements, review of interim financial statements, assistance with registration statements filed with the Securities and Exchange Commission, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Conor Medsystems’ consolidated financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2004 and 2003, Ernst & Young LLP did not provide any audit-related services to Conor Medsystems.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2004 and 2003, these services included the preparation of federal and state income tax returns.

All Other Fees. Consists of fees for products and services other than the services described above. During each of the fiscal years ended December 31, 2004 and 2003, no fees were billed by Ernst & Young LLP other than as set forth under “Audit Fees” and “Tax Fees” above.

Because Conor Medsystems’ initial public offering commenced on December 14, 2004, Conor Medsystems’ Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2003 and 2004. After the commencement of Conor Medsystems’ initial public offering, Conor Medsystems’ Audit Committee began pre-approving all audit and permissible non-audit services by Ernst & Young LLP and has pre-approved all new services since that time.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Conor Medsystems’ independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis. In addition, the Chairman of the Audit Committee is authorized to pre-approve certain permissible services, provided the Audit Committee is advised at its next scheduled meeting of any services pre-approved by the Chairman.

Our Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Conor Medsystems’ common stock as of April 1, 2005 (except as otherwise noted) by: (i) each director and each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Conor Medsystems as a group; and (iv) all those known by Conor Medsystems to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner (2)	Number of Shares	Percent of Total
Entities Affiliated with Highland Capital Partners (3) 92 Hayden Avenue Lexington, MA 02421	5,489,041	16.4%
Tudor Investment Corporation (4) 1275 King Street Greenwich, CT 06831	2,300,000	6.9%
Entities Affiliated with Maverick Capital, Ltd. (5) 300 Crescent Court, 18th Floor Dallas, TX 75201	2,295,998	6.9%
Entities Affiliated with Easton Hunt Capital Partners, L.P. (6) 641 Lexington Avenue, 21st Floor New York, NY 10022	2,039,612	6.2%
Frank Litvack, M.D. (7)	2,881,324	8.3%
John H. Friedman (8)	2,071,112	6.2%
John F. Shanley (9)	1,768,500	5.3%
George M. Milne, Jr., Ph.D. (10)	1,130,499	3.4%
David B. Musket (11)	869,220	2.6%
Michael Boennighausen (12)	357,000	1.1%
Stephen H. Diaz (13)	333,900	1.0%
Cindy A. Lynch (14)	199,500	*
Jeff Tillack (15)	199,500	*
Carl Simpson (16)	78,750	*
David M. Clapper (17)	31,500	*
All executive officers and directors as a group (13 persons) (18)	10,607,925	28.8%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and Forms 13F filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Conor Medsystems believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,100,130 shares outstanding on April 1, 2005, adjusted as required by rules promulgated by the Securities and Exchange Commission (the “SEC”). Includes shares of common stock subject to repurchase by Conor Medsystems within 60 days of April 1, 2005, and shares issuable pursuant to options and warrants exercisable within 60 days of April 1, 2005.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.
(3)

Consists of 3,221,721 shares held by Highland Capital Partners VI Limited Partnership (“Highland Capital VI”), 1,765,255 shares held by Highland Capital Partners VI-B Limited Partnership (“Highland Capital VI-B”), 159,542 shares held by Highland Entrepreneurs’ Fund VI Limited Partnership (“Highland Entrepreneurs’ Fund”), 117,485 shares issuable upon the exercise of warrants held by Highland Capital VI that are exercisable within 60 days of April 1, 2005, 214,420 shares issuable upon the exercise of warrants held by Highland Capital VI-B that are exercisable within 60 days of April 1, 2005, and 10,618 shares issuable upon the exercise of warrants held by Highland Entrepreneurs’ Fund that are exercisable within 60 days of April 1, 2005. Highland Management Partner VI Limited Partnership is the general partner of Highland Capital VI and Highland Capital VI-B. HEF VI Limited Partnership is the general partner of Highland Entrepreneurs’ Fund (Highland Capital VI, Highland Capital VI-B and Highland Entrepreneurs’ Fund are, together, the “Highland Investing Entities”). Highland Management Partners VI, Inc. (“Highland Management”) is the general partner of both Highland Management Partners VI Limited Partnership and HEF VI Limited Partnership. Paul A. Maeder, Daniel J. Nova, Sean M. Dalton, Josaphat K. Tango, Fergal J. Mullen, Jon G. Auerbach and Robert F. Higgins, a former member of Conor Medsystems’ Board of Directors, are the managing directors of Highland Management (together, the “Managing Directors”). Highland Management, as the general partner of the general partner of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors have shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland Management by virtue of their status as controlling persons of Highland Management.

(4)	Based upon a Form 13F filed by Tudor Investment Corporation (“Tudor”) with the SEC on February 15, 2005, reporting beneficial ownership as of December 31, 2004. Tudor has shared dispositive power over such shares and sole voting power over 2,112,060 of such shares, and, as such, may be deemed to be the beneficial owner of such shares.
(5)	Consists of 566,637 shares held by Maverick Fund II, Ltd., 533,696 shares held by Maverick Fund USA, Ltd., and 1,195,665 shares held by Maverick Fund, L.D.C. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares held by Maverick Fund USA, Ltd., Maverick Fund II, Ltd. and Maverick Fund, L.D.C. through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is a manager of Maverick Capital Management, LLC and possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.
(6)	Includes 49,752 shares issuable upon the exercise of warrants that are exercisable within 60 days after April 30, 2005. Investment decisions of Easton Hunt Capital Partners are made by EHC GP, LP through its general partner, EHC, Inc. John H. Friedman, a member of Conor Medsystems’ Board of Directors, is the President and CEO of EHC, Inc. Mr. Friedman shares voting and investing power over the shares owned by Easton Hunt Capital Partners. Mr. Friedman disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.
(7)	Consists of 753,258 shares held by Calmedica Capital, L.P., 315,000 shares held by Calmedica International, LLC, 15,046 shares issuable upon the exercise of warrants held by Calmedica Capital, L.P. that are exercisable within 60 days of April 1, 2005, and 1,798,020 shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005. Dr. Litvack is a Managing Director of the general partner of Calmedica Capital, L.P. and is a member of Calmedica International, LLC.
(8)	Consists of 1,953,339 shares held by Easton Hunt Capital Partners, 49,752 shares issuable upon the exercise of warrants held by Easton Hunt Capital Partners that are exercisable within 60 days of April 1, 2005, and 25,594 shares that are subject to repurchase by us within 60 days of April 1, 2005. Mr. Friedman is a Managing Partner of Easton Hunt Capital Partners, L.P. Mr. Friedman disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.
(9)	Includes 1,130,200 shares held by John F. Shanley, III and Nancy A. Shanley, as Trustee of the Shanley Family Trust dated September 10, 2004, 54,600 shares held by the John F. Shanley IV Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Conor E. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Ryan J. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son and 472,500 shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005.
(10)	Includes 1,035,999 shares held by Radius Venture Partners II, LP, and 64,094 shares that are subject to repurchase by Conor Medsystems within 60 days of April 1, 2005. Dr. Milne is a Venture Partner of Radius Venture Partners II, LP.
(11)

Includes 110,728 shares held by ProMed Partners, L.P., 49,271 shares held by ProMed Offshore Fund, Ltd., 52,500 shares held by Lehman Brothers, Custodian FBO David B. Musket, SEP IRA, 17,629 shares issuable upon the exercise of warrants that are exercisable within 60 days of April 1, 2005, and 25,594 shares that are subject to repurchase by Conor Medsystems within 60 days of April 1, 2005. Mr. Musket is a Managing Director of ProMed Partners, L.P.
(12)	Includes 226,846 shares that are subject to repurchase by Conor Medsystems within 60 days of April 1, 2005.
(13)	Includes 189,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005 and 46,944 shares that are subject to repurchase by Conor Medsystems within 60 days of April 1, 2005.
(14)	Includes 175,875 shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005.
(15)	Consists of shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005.
(16)	Consists of shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2005.
(17)	Includes 26,250 shares that are subject to repurchase by Conor Medsystems within 60 days of April 1, 2005.
(18)	Includes shares beneficially owned by Conor Medsystems’ directors and the Named Executive Officers as described in notes (7) through (17) above. Also includes (a) 199,500 shares issuable to Earl Canty, Conor Medsystems’ Vice President of Regulatory Affairs and Quality Assurance, upon the exercise of options that are exercisable within 60 days after of April 1, 2005 and (b) 487,620 shares issuable to Azin Parhizgar, Ph.D., Conor Medsystems’ Vice President, Chief Operating Officer, upon the exercise of options that are exercisable within 60 days of April 1, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Conor Medsystems’ directors and executive officers, and persons who own more than 10% of a registered class of Conor Medsystems’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conor Medsystems. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Conor Medsystems with copies of all Section 16(a) forms they file.

To Conor Medsystems’ knowledge, based solely on a review of the copies of such reports furnished to Conor Medsystems and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Conor Medsystems’ equity compensation plans in effect as of December 31, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,740,861	$0.82	3,033,955	(1)
Equity compensation plans not approved by security holders	—	$—	—
Total	4,740,861	$0.82	3,033,955	(1)

(1)	Of these shares, 472,500 shares remained available for the grant of future rights under Conor Medsystems’ 2004 Employee Stock Purchase Plan as of December 31, 2004.

All of Conor Medsystems’ equity compensation plans and arrangements were approved by Conor Medsystems’ stockholders.

EXECUTIVE COMPENSATION

Compensation of Directors

During the last fiscal year, Conor Medsystems did not pay any cash compensation to its directors. Effective January 19, 2005, each non-employee director of Conor Medsystems receives an annual retainer of $20,000 (plus $7,500 for serving as the Audit Committee Chairman and $5,000 for serving as either the Compensation Committee Chairman or the Corporate Governance and Nominating Committee Chairman) and a per meeting fee of $1,500 (plus $500 for each committee meeting attended by committee members). The non-employee members of the Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings.

During the last fiscal year, Conor Medsystems granted options covering 31,500 shares at an exercise price per share of $1.19 to each non-employee director of Conor Medsystems under Conor Medsystems’ 1999 Stock Plan (the “1999 Plan”). These options have a term of ten years and are early exercisable with the right of repurchase lapsing monthly over the next four years of continuous service measured from the date of grant. In addition, during the last fiscal year, Dr. Milne received an additional stock option to purchase 21,000 shares at an exercise price of $0.29 per share under the 1999 Plan. This option has a term of ten years. 25% of the shares subject to Dr. Milne’s option will vest one year after the date of grant with the remainder of the shares vesting monthly thereafter over the next three years of continuous service. In the event of the consummation of specified change in control transactions, each of the options will accelerate in full. The exercise price of each of the options is equal to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The 1999 Plan was amended and restated as Conor Medsystems’ 2004 Equity Incentive Plan in December 2004 in connection with Conor Medsystems’ initial public offering.

Each non-employee director of Conor Medsystems is also eligible to receive stock option grants under Conor Medsystems’ 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of Conor Medsystems or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by Conor Medsystems not to qualify as incentive stock options under the Internal Revenue Code. Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each of Conor Medsystems’ non-employee directors is automatically entitled to receive an initial option grant to purchase 33,600 shares of common stock upon his or her election or appointment to the Board of Directors. The initial option grant vests as follows: 1/3rd of the shares subject to the grant will vest one year after the date of grant and 1/12th of the shares will vest quarterly thereafter over two years. Any person who is a non-employee director of Conor Medsystems on the date of an annual meeting of Conor Medsystems’ stockholders, commencing with this year’s Annual Meeting, will automatically be granted an option to purchase 12,600 shares of common stock on such date, subject to reduction for each quarter during which such person did not serve as a non-employee director. The annual grant vests as follows: 1/12th of the shares will vest quarterly over three years. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The term of options granted under the Directors’ Plan is 10 years. In the event of certain significant corporate transactions, all outstanding options under the Directors’ Plan may be either assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, then the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified change in control transactions, outstanding options under the Directors’ Plan held by (a) non-employee directors whose service has not terminated prior to such a change in control, and (b) non-employee directors whose service terminated as a condition for the closing of such a change in control, will accelerate in full.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2003 and 2004, compensation awarded or paid to, or earned by, Conor Medsystems’ Chief Executive Officer and its other five most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Frank Litvack, M.D. Chief Executive Officer and Chairman of the Board	2004 2003	48,000 28,264	150,000 —	— —		1,191,120 368,760	77 76

John F. Shanley Chief Technology Officer	2004 2003	210,004 210,000	100,000 —	111,074 —	(2)	315,000 157,500	630 630

Michael Boennighausen Vice President, Finance and Administration and Chief Financial Officer	2004 2003	196,667 174,167	100,000 —	— —		199,500 79,800	630 630

Cindy A. Lynch Vice President, Intellectual Property	2004 2003	184,307 45,140	35,000 —	— —		105,000 94,500	630 —

Jeff Tillack Vice President, Operations	2004 2003	170,000 40,807	35,000 —	20,316 —	(3)	105,000 94,500	630 —

Stephen H. Diaz Vice President, Engineering and Pilot Production	2004 2003	170,000 130,417	35,000 —	— —		189,000 77,700	605 605

(1)	Represents life insurance premiums paid by Conor Medsystems.
(2)	Represents loan principal and interest forgiven by Conor Medsystems.
(3)	Represents relocation costs reimbursed by Conor Medsystems.

Stock Option Grants And Exercises

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of Securities Underlying Options Granted (#)(1)		Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/SH)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name						5%($)	10%($)
Frank Litvack, M.D	42,000	(5)	1.3%	0.48	3/4/2014	343,376	870,183
	70,560	(6)	2.1%	0.48	3/4/2014	576,872	1,461,908
	70,560	(7)	2.1%	0.48	3/4/2014	576,872	1,461,908
	210,000	(8)	6.3%	0.48	3/4/2014	1,716,882	4,350,917
	273,000	(9)	8.2%	0.48	3/4/2014	2,231,947	5,656,192
	525,000	(10)	15.7%	1.19	8/11/2014	4,292,206	10,877,292
John F. Shanley	315,000	(11)	9.4%	1.19	8/11/2014	2,575,323	6,526,375
Michael Boennighausen	94,500	(12)	2.8%	0.60	6/9/2014	772,597	1,957,913
	105,000	(11)	3.1%	1.19	8/11/2014	858,441	2,175,458
Cindy A. Lynch	105,000	(11)	3.1%	1.19	8/11/2014	858,441	2,175,458
Jeff Tillack	105,000	(11)	3.1%	1.19	8/11/2014	858,441	2,175,458
Stephen H. Diaz	189,000	(11)	5.7%	1.19	8/11/2014	1,545,194	3,915,825

(1)	Each stock option has a ten-year term, subject to earlier termination if the executive officer’s service ceases. Each stock option may be exercised prior to vesting, subject to repurchase by Conor Medsystems. The repurchase right lapses over time in accordance with the vesting schedules described below. Under certain circumstances in connection with a change of control, the vesting of the option grants may accelerate and become immediately exercisable as described below under “Employment Contracts, Termination of Employment and Change of Control Arrangements.” The Board retains the discretion, under certain circumstances relating to changes in corporate structure that may affect Conor Medsystems’ common stock, to modify the terms of outstanding options to reflect such changes and prevent the diminution or enlargement of benefits or potential benefits intended to be made available under the applicable stock plan.
(2)	Based on 3,342,150 shares subject to options granted to employees in 2004.
(3)	The exercise price is equal to 100% of the fair market value of the common stock on the date of the grant, as determined by the Board. All options listed in the table above were granted prior to Conor Medsystems’ initial public offering in December 2004. Because there was no public market for Conor Medsystems’ common stock prior to Conor Medsystems’ initial public offering in December 2004, the Board determined the fair market value of Conor Medsystems’ common stock by considering a number of factors, including, but not limited to, previous valuations, status of product development, and Conor Medsystems’ financial condition and prospects for future growth.
(4)	The potential realizable value is calculated based on the ten-year term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent a prediction of Conor Medsystems’ stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by: (i) multiplying the number of shares of common stock subject to a given stock option by the initial public offering price of $13.00 per share; (ii) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and (iii) subtracting from that result the aggregate option exercise price.
(5)	Shares subject to the option were fully vested and exercisable as of July 1, 2004.

(6)	Shares subject to the option vest as follows: twelve equal monthly installments of 5,880 shares beginning on January 31, 2004, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer.
(7)	Shares subject to the option vest as follows: twelve equal monthly installments of 5,880 shares beginning on January 31, 2005, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer.
(8)	Shares subject to the option vest as follows: 18 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer and/or his continued service as Chairman of the Board.
(9)	Shares subject to the option vest as follows: 18 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer.
(10)	Shares subject to the option vest as follows: the first 262,500 shares subject to the option shall vest in 18 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer; the remaining 262,500 shares subject to the option shall vest in 48 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued service as Chairman of the Board.
(11)	Shares subject to the option vest as follows: 48 equal monthly installments beginning on August 31, 2004, contingent upon the optionee’s continuing service on such dates.
(12)	Shares subject to the option vest as follows: 48 equal monthly installments beginning on June 30, 2004, contingent upon Mr. Boennighausen’s continuous service on such dates.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)(2)		Value of Unexercised In-the Money Options at December 31, 2004 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Litvack, M.D	—	—	1,798,020	—	20,367,803	—
John F. Shanley	—	—	472,500	—	6,123,600	—
Michael Boennighausen	199,500	2,411,850	—	—	—	—
Cindy A. Lynch	23,625	300,274	175,875	—	2,290,365	—
Jeff Tillack	—	—	199,500	—	2,610,720	—
Stephen H. Diaz	123,900	1,577,079	189,000	—	2,392,740	—

(1)	Amounts presented under the caption “Value Realized” and are based on the initial public offering price of $13.00 per share less the exercise price payable for such shares, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction.
(2)	Amounts presented under the caption “Value of Unexercised In-the Money Options at December 31, 2004” are based on the fair market value of the underlying shares on the last day of the fiscal year ($13.85 based on the closing sales price of Conor Medsystems’ common stock as reported on the Nasdaq National Market on December 31, 2004), less the exercise price of the options, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction. Each stock option may be exercised prior to vesting, subject to repurchase by Conor Medsystems. The repurchase right lapses over time.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Frank Litvack

Conor Medsystems entered into a letter agreement, dated March 4, 2004, with Frank Litvack, Conor Medsystems’ Chief Executive Officer. The letter agreement sets forth Dr. Litvack’s base salary of $4,000 per month. Pursuant to the letter agreement, Dr. Litvack was granted options to purchase an aggregate of 666,120 shares of common stock at $0.48 per share. The vesting of the option grants is as follows:

No. of Shares	Exercise Price	Vesting Schedule
42,000	$0.48	Fully vested and exercisable as of July 1, 2004.
70,560(1)	$0.48	Twelve equal monthly installments of 5,880 shares beginning on January 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO.
70,560(1)	$0.48	Twelve equal monthly installments of 5,880 shares beginning on January 31, 2005, contingent upon Dr. Litvack’s continued employment as CEO.
210,000	$0.48	Eighteen equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO and/or his continued service as Chairman of the Board.
273,000	$0.48	Eighteen equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO.

(1)	Granted in lieu of additional cash salary.

Dr. Litvack’s letter agreement also provides that if Conor Medsystems experiences a change of control, the vesting of all the options described above shall accelerate and fully vest if all of the following conditions are met: (1) Dr. Litvack must enter into a post-closing consulting agreement for up to twelve months if requested by the purchaser in the change of control; (2) Dr. Litvack enters into a noncompetition agreement for the benefit of the purchaser for twelve months post-closing; and (3) Dr. Litvack must timely provide Conor Medsystems and the purchaser with an effective general release of all known and unknown claims. If Dr. Litvack receives such full acceleration of unvested options upon a change of control, he will not be eligible for any other severance benefits in the letter agreement, even if his employment terminates without cause.

Dr. Litvack’s letter agreement also provides that he will be eligible to receive certain severance benefits described below if prior to December 31, 2005, he is terminated without cause or if he resigns as Chief Executive Officer due solely to the hiring, or anticipated hiring, of a specifically identified and viable Chief Executive Officer candidate and he does not resign as Chairman of the Board but, instead, is removed as Chairman of the Board by the other members of Conor Medsystems’ Board of Directors following his termination. In order to be eligible for the severance benefits, Dr. Litvack must (1) timely provide Conor Medsystems with an effective general release of all known and unknown claims; (2) enter into a written consulting agreement with Conor Medsystems and provide consulting services at Conor Medsystems’ request for the twelve months during which he is eligible to receive the severance payments or, instead, enter into a noncompetition agreement at Conor Medsystems’ request for the twelve months during which he would receive the severance payments; and (3) if requested by a majority of the members of Conor Medsystems’ Board of Directors, resign as Chairman of the Board. The severance benefits are salary continuation for twelve months at the base salary rate in effect as of the date of Dr. Litvack’s termination and acceleration of the shares subject to the option grants listed in the table above (other than the option grant for 42,000 shares) equal to the number of shares that would have vested if Dr. Litvack’s employment as Chief Executive Officer had continued for twelve months after his employment termination date.

John F. Shanley

Conor Medsystems entered into a letter agreement, dated May 15, 2002, with John F. Shanley, Conor Medsystems’ Chief Technology Officer. The letter agreement sets forth Mr. Shanley’s initial base salary of

$210,000. In addition, Conor Medsystems agreed to provide Mr. Shanley with a loan of $100,000, which was secured by 168,000 shares of Conor Medsystems’ common stock held by Mr. Shanley. For more information regarding this loan, see “Certain Relationships and Related Transactions—Indebtedness of Management.” In the event Conor Medsystems terminates Mr. Shanley’s employment without cause or he is constructively terminated, he will receive twelve months of salary as severance and his stock options will vest in an additional number of shares of Conor Medsystems’ common stock equal to the number of shares that would have vested had his service continued for an additional twelve months, with a corresponding reduction in the number of shares as to which we have a right of repurchase. In addition, Mr. Shanley’s letter agreement provides that if Conor Medsystems experiences a change of control and Conor Medsystems subsequently terminates Mr. Shanley’s employment or he is constructively terminated following a change of control, he will receive twelve months of salary as severance, all stock options granted to Mr. Shanley by Conor Medsystems will immediately vest and become exercisable and Conor Medsystems’ right of repurchase with respect to any shares of Conor Medsystems’ common stock held by Mr. Shanley will immediately lapse.

Michael Boennighausen

Conor Medsystems entered into a letter agreement, dated July 16, 2002, with Michael Boennighausen, Conor Medsystems’ Chief Financial Officer. The letter agreement sets forth Mr. Boennighausen’s initial base salary of $170,000. Mr. Boennighausen was also granted the right to purchase 77,700 shares of Conor Medsystems’ common stock at $0.29 per share. 1/8th of the shares subject to the option vested upon completion of six months of service, with the balance of the shares vesting in successive equal monthly installments upon completion of each of the next 42 months of continuous service. In the event Conor Medsystems terminates Mr. Boennighausen’s employment without cause, he will receive six months of salary as severance. In addition, Mr. Boennighausen’s letter agreement provides that if Conor Medsystems experiences a change of control and in connection with the change of control Conor Medsystems terminates Mr. Boennighausen’s employment or he is constructively terminated, he will receive six months of salary as severance.

Cindy Lynch

Conor Medsystems entered into a letter agreement, dated September 10, 2003, with Cindy Lynch, Conor Medsystems’ Vice President, Intellectual Property. The letter agreement sets forth Ms. Lynch’s initial base salary of $190,000. Ms. Lynch was also granted the right to purchase 94,500 shares of Conor Medsystems’ common stock at $0.29 per share. 1/4th of the shares subject to the option vested upon completion of one year of service, with the balance of the shares vesting in successive equal monthly installments upon completion of each of the next 36 months of continuous service. In addition, Ms. Lynch’s letter agreement provides that if Conor Medsystems experiences a change of control and in connection with the change of control Conor Medsystems terminates Ms. Lynch’s employment or she is constructively terminated, her option will be deemed immediately vested to the extent it remains unvested.

Jeff Tillack

Conor Medsystems entered into a letter agreement, dated October 20, 2003, with Jeff Tillack, Conor Medsystems’ Vice President of Operations. The letter agreement sets forth Mr. Tillack’s initial base salary of $170,000. Mr. Tillack was also granted the right to purchase 94,500 shares of Conor Medsystems’ common stock at $0.29 per share. 1/4th of the shares subject to the option vested upon completion of one year of service, with the balance of the shares vesting in successive equal monthly installments upon completion of each of the next 36 months of continuous service. In addition, Mr. Tillack’s letter agreement provides that if Conor Medsystems experiences a change of control and in connection with the change of control Conor Medsystems terminates Mr. Tillack’s employment or he is constructively terminated, his option will be deemed immediately vested to the extent it remains unvested.

Stephen H. Diaz

Conor Medsystems entered into a letter agreement, dated January 5, 2000, with Stephen H. Diaz, Conor Medsystems’ Vice President, Engineering and Pilot Production. The letter agreement sets forth Mr. Diaz’s initial base salary of $80,000. Pursuant to this letter agreement, Mr. Diaz was also granted two options each to purchase 21,000 shares of Conor Medsystems’ common stock at $0.24 per share. The first option vested in twelve equal monthly installments and was exercisable for services previously rendered. The second option vested in 48 equal monthly installments.

Executive Officer Agreements

Conor Medsystems entered into executive officer agreements, each dated June 30, 2004, with each of Ms. Lynch and Messrs. Boennighausen, Tillack and Diaz. Neither Dr. Litvack nor Mr. Shanley entered into an executive officer agreement with Conor Medsystems. The executive officer agreements supersede the terms of each executive’s letter agreement to the extent their letter agreements relate to option vesting acceleration upon a change of control. Pursuant to the executive officer agreements, all stock options granted by Conor Medsystems to each of the executives will immediately vest and become exercisable in full if Conor Medsystems experiences a change of control, and as of, or within 13 months after the effective date of the change of control, the executive’s employment is terminated without cause or the executive is constructively terminated. The executive officer agreements also provide that all stock options granted by Conor Medsystems to the executives will be exercisable in whole or in part as to any shares that have not yet vested, subject to Conor Medsystems’ repurchase right upon termination of employment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(1)

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Conor Medsystems. In this regard, the role of the Committee is to oversee Conor Medsystems’ compensation policies, plans and programs, to administer its stock option plans, to determine and approve the compensation of Conor Medsystems’ Chief Executive Officer, and to review and approve the compensation for Conor Medsystems’ other executive officers. The Committee’s Charter, adopted by the Board, reflects these various responsibilities. The Committee’s membership is determined by the Board, and, since September 2004, has been composed of entirely independent directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). None of the current members of the Committee has ever been an officer or employee of Conor Medsystems.

Compensation Philosophy

The goals of Conor Medsystems’ compensation program are to align compensation with business objectives and performance that are expected to lead to the creation of value for its stockholders and to enable Conor Medsystems to attract, retain and motivate executive officers and other key employees who contribute to its long-term success. The program is designed to accomplish this by providing appropriate levels of risk and reward, assessed on a relative basis at all levels within Conor Medsystems and in proportion to individual contributions and performance. Key elements of this philosophy are:

•	Conor Medsystems pays competitively with other medical device companies with which it competes for talent. To ensure that Conor Medsystems’ pay is competitive, the Committee compares Conor Medsystems’ pay practices with these companies and sets its pay parameters based on this review. The Committee believes compensation for Conor Medsystems’ executive officers is within the mid-range of compensation paid to executives with comparable qualifications, experience and responsibilities who are employed by medical device companies that are in the same or similar business as Conor Medsystems and that have achieved a level of success similar to that of Conor Medsystems. The Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout Conor Medsystems.

•	Conor Medsystems provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to Conor Medsystems’ business challenges and opportunities as owners and not just as employees.

Executive Performance

Executive officers are rewarded based upon corporate performance and an evaluation of individual job performance. Corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals are met, including such factors as the timely achievement of positive clinical and preclinical results. Individual job performance evaluations include a review of the degree to which teamwork and company values are fostered by the individual executive officer.

Components of Executive Compensation

Salary. In determining each executive officer’s base salary, the Committee takes into account competitive salary practices, individual and corporate performance, the executive officer’s future potential, scope of responsibilities and experience, and the historical compensation levels of the executive officer. The Committee

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

does not assign any specific weighting to these various factors when determining base salary. During 2004, the Committee did not review each executive officer’s salary who had joined Conor Medsystems prior to 2004; however, commencing in 2005, the Committee expects to review and approve each executive officer’s salary on an annual basis.

Bonus. For 2004, cash bonuses were awarded to Conor Medsystems’ employees, including executive officers, based on individual job performance and the achievement of company-wide goals, including the successful completion of an initial public offering in December 2004 and the achievement of positive clinical and preclinical results. This was the first award of annual incentive bonuses by Conor Medsystems.

Equity Incentives. Compensation at the executive officer level also includes the long-term incentives afforded by stock options. Conor Medsystems’ stock option program is designed to promote the identity of long-term interests between Conor Medsystems’ employees, including executive officers, and its stockholders and to assist in the retention and motivation of employees and executive officers. Through option grants, executives receive significant equity incentives to build long-term stockholder value. All stock options granted to executive officers in 2004 were granted at fair market value on the date of grant, as determined by the Board. Executives receive value from these grants only if Conor Medsystems’ common stock appreciates over the long term. The size of the option grant is generally intended to reflect the executive officer’s position with Conor Medsystems and his or her contributions to Conor Medsystems, including his or her success in achieving the performance criteria described above. An executive officer’s equity ownership position in Conor Medsystems is also considered in determining the size of the option grant. The Compensation Committee believes that the award of stock options by Conor Medsystems will, among other things, create incentives for executive officers of Conor Medsystems to contribute to the success of the entire organization through the ownership of equity. Conor Medsystems’ option program utilizes vesting periods (generally four years) to encourage employees to continue in its employ. During 2004, options granted to Conor Medsystems’ executive officers (other than Dr. Litvack, as discussed below) vest in equal monthly installments from the date of grant over a four-year period.

Conor Medsystems established the 2004 Employee Stock Purchase Plan (the “Purchase Plan”) both to encourage employees to continue in its employ and to motivate employees through ownership interest. Under the Purchase Plan, employees, including executive officers, may have up to 15% of their earnings withheld for purchases of Conor Medsystems’ common stock on certain dates specified by the Board or in the Purchase Plan. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the Purchase Plan commenced on December 14, 2004 with the first purchase period under the offering scheduled for July 31, 2005.

Benefits. Benefits offered to Conor Medsystems’ executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population. The Committee believes that the compensation paid or payable pursuant to life insurance benefits and the benefit plans available to employees generally is competitive with the benefit packages offered by comparable employers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits Conor Medsystems to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Section 162(m) and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts adopted prior to the time a company becomes publicly held. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to Conor Medsystems’ executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with Conor Medsystems’ best interests.

Chief Executive Officer Compensation

Dr. Litvack is eligible to receive the same categories of compensation available to other executive officers of Conor Medsystems. In determining the compensation for Dr. Litvack for 2004, the Committee used the same procedures described above and also considered Dr. Litvack’s overall leadership and management of Conor Medsystems. In addition, the Committee analyzed data prepared by a nationally recognized compensation consultant that surveyed compensation paid to other CEOs in a comparator group of private healthcare companies of a size and complexity similar to Conor Medsystems and that had raised similar levels of capital. The survey included salary and annual and long-term incentive award data, as well as equity ownership data.

Dr. Litvack’s compensation in 2004 was based in part on the terms of a letter agreement between Dr. Litvack and Conor Medsystems dated as of March 4, 2004. Pursuant to the letter agreement, Dr. Litvack was granted options to purchase an aggregate of 666,120 shares of common stock. The vesting of the option grants is as follows:

No. of Shares	Vesting Schedule
42,000	Fully vested and exercisable as of July 1, 2004.
70,560(1)	Twelve equal monthly installments of 5,880 shares beginning on January 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO.
70,560(2)	Twelve equal monthly installments of 5,880 shares beginning on January 31, 2005, contingent upon Dr. Litvack’s continued employment as CEO.
210,000	Eighteen equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO and/or his continued service as Chairman of the Board.
273,000	Eighteen equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as CEO.

(1)	Granted in lieu of additional cash salary for the 2004 calendar year.
(2)	Granted in lieu of additional cash salary for the 2005 calendar year.

The agreement also provides for an annual salary of $48,000 in cash. This below-market cash salary was based on Dr. Litvack’s willingness to receive a smaller portion of his compensation in cash than is typical for CEOs of similar companies and Conor Medsystems’ desire to preserve cash, particularly when it was as a privately-held company with limited access to capital. A greater portion of Dr. Litvack’s overall compensation was equity-based, and the Committee believes that Dr. Litvack’s compensation structure for 2004 was in the best interests of Conor Medsystems and was commensurate with the Committee’s philosophy of aligning compensation with the creation of long-term value for Conor Medsystems’ stockholders. In addition to the stock options indicated above, Dr. Litvack was granted a stock option to purchase 525,000 shares of common stock to further incentivize Dr. Litvack to contribute to the long-term success of Conor Medsystems through equity ownership. The first 262,500 shares subject to this option vest in 18 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued employment as Chief Executive Officer, and the remaining 262,500 shares subject to the option vest in 48 equal monthly installments beginning on July 31, 2004, contingent upon Dr. Litvack’s continued service as Chairman of the Board.

Dr. Litvack was also awarded a cash bonus of $150,000 based on an evaluation of Dr. Litvack’s overall leadership and management, as well as Conor Medsystems’ achievements during the year, including positive clinical trial data and the continued development of Conor Medsystems’ lead product candidate, the CoStar stent. In addition, Dr. Litvack’s key role in Conor Medsystems’ successful fundraising efforts during 2004 was considered, including the $38.9 million in net proceeds raised by Conor Medsystems in a private equity financing in July and August 2004, and the $78.1 million in net proceeds raised by Conor Medsystems in its initial public offering.

Conclusion

Through the compensation arrangements described above, a significant portion of Conor Medsystems’ compensation program and Dr. Litvack’s compensation are contingent on Conor Medsystems’ performance, and the realization of benefits is closely linked to increases in long-term stockholder value. Conor Medsystems remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

George M. Milne, Jr., Chair

John H. Friedman

Carl Simpson

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 14, 2004, the date Conor Medsystems’ common stock first started trading on the Nasdaq National Market, for: (i) Conor Medsystems’ common stock, (ii) the Nasdaq Stock Market Index (U.S.); and (iii) the S&P Health Care Equipment Index. Pursuant to applicable SEC rules, all values are to assume reinvestment of the full amount of all dividends; however, no dividends have been declared on Conor Medsystems’ common stock to date. The stockholder return shown on the graph below is not necessarily indicative of future performance, and Conor Medsystems does not make or endorse any predictions as to future stockholder returns.

Comparison of Cumulative Total Return on Investment

	Dec 14, 2004	Dec 31, 2004	Jan 31, 2005	Feb 28, 2005	Mar 31, 2005
Conor Medsystems	100.0	104.4	114.4	127.2	122.9
Nasdaq Stock Market Index (U.S.)	100.0	100.3	101.2	103.7	102.9
S&P Healthcare Equipment Index	100.0	100.7	95.5	95.0	92.6

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Sales

Since January 1, 2004, the following executive officers, directors and 5% or more stockholders have purchased securities from Conor Medsystems in the amounts and as of the dates set forth below.

	Common	Series C (1)	Series E (1)
Directors and Executive Officers
Michael Boennighausen	199,500	—	—
Cindy A. Lynch	23,625	—	—
Stephen H. Diaz	123,900	—	—
John H. Friedman	31,500	—	—
George M. Milne, Jr., Ph.D.	94,500	—	—
David M. Clapper	31,500	—	—
David B. Musket	31,500	3,651	84,000

Entities Affiliated with Directors
Easton Hunt Capital Partners, L.P. (2)	—	36,521	252,000
Entities affiliated with Hambrecht & Quist Capital Management, LLC (3)	—	—	168,000
Radius Venture Partners II, LP (4)	—	—	336,000
Calmedica Capital, L.P. (5)	—	10,956	—

Unaffiliated 5% Securityholders
Entities affiliated with Highland Capital Partners (6)	210,129	—	840,000
Entities affiliated with Maverick Capital, Ltd. (7)	—	—	546,000

Price Per Share	$0.29-$1.19	$2.74	$5.95
Date(s) of Purchase	3/04-12/04	9/04-12/04	7/04-8/04

(1)	Conor Medsystems’ Series C and Series E preferred stock converted into common stock in connection with the closing of Conor Medsystems’ initial public offering in December 2004.
(2)	John H. Friedman, a member of Conor Medsystems’ Board of Directors, is a Managing Partner of Easton Hunt Capital Partners, L.P.
(3)	Consists of shares issued to H&Q Healthcare Investors and H&Q Life Sciences Investors. Frank T. Gentile, Ph.D., a former director of Conor Medsystems, is Vice President, Research, of Hambrecht & Quist Capital Management.
(4)	George M. Milne, Jr., Ph.D., a member of Conor Medsystems’ Board of Directors, is a Venture Partner of Radius Venture Partners II, LP.
(5)	Frank Litvack, M.D. is a Managing Director of the general partner of Calmedica Capital, L.P. Dr. Litvack is Conor Medsystems’ Chief Executive Officer and Chairman of the Board.
(6)	Includes shares issued to Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership and Highland Entrepreneurs’ Fund VI Limited Partnership (together, the “Highland Investing Entities”). Robert Higgins, a former director of Conor Medsystems, is a Managing Director of the general partner of the general partner of the Highland Investing Entities.
(7)	Consists of shares issued to Maverick Fund II, Ltd., Maverick Fund USA, Ltd. and Maverick Fund, L.D.C.

Investor Rights Agreement

Conor Medsystems and the prior holders of Conor Medsystems’ preferred stock have entered into an agreement pursuant to which these stockholders are entitled to require Conor Medsystems to register their shares under the Securities Act of 1933, as amended (the “Securities Act”), subject to limitations and restrictions. Also, if at any time, Conor Medsystems proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and, subject to certain exceptions, will be entitled to include, at Conor Medsystems’ expense, their shares of Conor Medsystems’ common stock in the registration. In addition, the holders of these shares may require Conor Medsystems, at its expense and on not more than two occasions in any twelve-month period, to file a registration statement on Form S-3 under the Securities Act, if Conor Medsystems becomes eligible to use such form, covering their shares of Conor Medsystems’ common stock, and Conor Medsystems will be required to use its best efforts to have the registration statement declared effective.

Indebtedness of Management

On August 2, 2002, Conor Medsystems loaned $100,000 to John F. Shanley, Conor Medsystems’ Chief Technology Officer, under a non-recourse promissory note, which was secured by 168,000 shares of Conor Medsystems’ common stock owned by Mr. Shanley. This loan bore interest at an annual rate of 4.74%. The loan was made pursuant to Mr. Shanley’s May 15, 2002 employment letter agreement. From January 1, 2003 to September 15, 2004, the largest aggregate indebtedness of Mr. Shanley under this loan was $111,074, including principal and accrued interest. On September 15, 2004, Conor Medsystems forgave all outstanding principal and accrued interest under the loan.

Employment Agreements

Conor Medsystems has entered into employment agreements and executive officer agreements with Conor Medsystems’ executive officers. For more information regarding these agreements, see “Employment Contracts, Termination of Employment and Change of Control Arrangements.”

Financial Advisor Agreement

In June 2004, Conor Medsystems entered into a financial advisor agreement with Musket Research Associates, Inc. in connection with Conor Medsystems’ Series E preferred stock financing. David Musket, a member of Conor Medsystems’ Board of Directors, is a member of the board of directors and is the sole stockholder of Musket Research Associates, and also serves as its President. Pursuant to the agreement, Musket Research Associates agreed to act as a nonexclusive advisor and finder in connection with Conor Medsystems’ Series E preferred stock financing and Conor Medsystems agreed to pay Musket Research Associates set percentages of the proceeds received in Conor Medsystems’ Series E preferred stock financing as well as to reimburse Musket Research Associates for reasonable out-of-pocket expenses incurred by it in connection with the financing. Pursuant to the agreement, Conor Medsystems paid Musket Research Associates an aggregate of $982,890, of which $530,000 was invested in Conor Medsystems’ Series E preferred stock financing. Musket Research Associates allocated $500,000 of such investment to Mr. Musket, and Conor Medsystems issued 84,000 shares of its Series E preferred stock to Mr. Musket upon the closing of the financing, and $30,000 of such investment to an individual not associated with Conor Medsystems, and Conor Medsystems issued 5,040 shares of its Series E preferred stock to such individual upon the closing of the financing.

Director and Officer Indemnification

Conor Medsystems’ amended and restated certificate of incorporation contains provisions limiting the liability of directors. Conor Medsystems’ amended and restated certificate of incorporation provides that a director will not be personally liable to Conor Medsystems or to its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Conor Medsystems’ bylaws provide that Conor Medsystems must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. Conor Medsystems’ bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

Conor Medsystems has entered and expects to continue to enter into agreements to indemnify Conor Medsystems’ directors, officers and other employees and agents as determined by Conor Medsystems’ Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Conor Medsystems believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Conor Medsystems also maintains directors’ and officers’ liability insurance.

In addition, Conor Medsystems entered into an agreement with John Shanley, an executive officer and a member of the Board of Directors, which provides for indemnification by Conor Medsystems of Mr. Shanley against certain losses, claims, damages or liabilities to which Mr. Shanley may become subject as the selling stockholder in Conor Medsystems’ initial public offering.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Conor Medsystems stockholders will be “householding” Conor Medsystems’ proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Conor Medsystems that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025 or (3) contact Conor Medsystems’ Investor Relations department at (650) 614-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Conor Medsystems will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Frank Litvack, M.D.

Frank Litvack, M.D.

Chief Executive Officer

April 29, 2005

A copy of Conor Medsystems’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.

APPENDIX A

CONOR MEDSYSTEMS, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CONOR MEDSYSTEMS, INC. (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to: (i) the Company’s corporate accounting, financial reporting practices and audits of financial statements; (ii) the Company’s systems of internal accounting and financial controls; (iii) the quality and integrity of the Company’s financial statements and reports; and (iv) the qualifications, independence and performance of any firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”).

II.    COMPOSITION AND MEETINGS

A.    Composition. Until such time as the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Reporting Date”), the Committee shall consist of at least two (2) members of the Board. On and after the Reporting Date, the Committee shall consist of at least three (3) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), including any exceptions permitted by such requirements. Each member shall meet such other qualifications for membership on an audit committee as Nasdaq may promulgate from time to time, including being able to read and understand fundamental financial statements at the time of appointment. At least one member shall satisfy any applicable Nasdaq and SEC financial experience requirements as in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s Chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.

B.    Meetings. The Committee will hold at least four (4) regular meetings per year and additional meetings as the Committee deems appropriate. Meetings may be called by the Chairperson of the Committee or the Chairman of the Board.

III.    MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee will report to the Board from time to time, or whenever so requested by the Board.

IV.    AUTHORITY

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to retain, at the Company’s expense, advice and assistance from internal and external legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Company shall make available to the Committee all funding necessary for the Committee to carry out its duties, including, without limitation, the payment of such expenses. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Appendix A-1.

V.    RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and Delaware General Corporation Law, each as in effect from time to time. The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the Auditors and shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1.    Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new Auditors for the ensuing year.

2.    Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the compensation to be paid to the Auditors, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3.    Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4.    Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules.

5.    Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6.    Audited Financial Statement Review. On and after the Reporting Date, to review, upon completion of the audit, the financial statements, including the related notes and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations, proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

7.    Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

Appendix A-2.

8.    Quarterly Results. On and after the Reporting Date, to discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, including the related notes and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

9.    Accounting Principles and Policies. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

10.    Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

11.    Management Cooperation with Audit. To review with the Auditors any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

12.    Management Letters. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

13.    Disagreements Between Auditors and Management. To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

14.    Internal and Financial Reporting Controls. To confer with the Auditors and with the management of the Company regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect including any special audit steps taken in the event of material control deficiencies.

15.    Separate Sessions. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

16.    Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, or as otherwise deemed appropriate by the Committee, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.    Regulating and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

18.    Related Party Transactions. To review and approve related-party transactions and review other issues arising under the Company’s Code of Conduct or similar policies as required by Nasdaq rules.

Appendix A-3.

19.    Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

20.    Proxy Report. On and after the Reporting Date, to prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

21.    Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

22.    Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

23.    General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

The Auditors shall be ultimately accountable to the Committee, as representatives of the Company’s stockholders. It shall be management’s responsibility to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. It is not the duty of the Audit Committee to (1) plan or conduct audits; (2) determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; (3) to resolve disagreements, if any, between management and the outside auditors; or (4) to assure compliance with laws and regulations and the Company’s policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company’s exposure to risk, and while the Audit Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, the Audit Committee is not the sole body responsible.

Appendix A-4.

APPENDIX B

CONOR MEDSYSTEMS, INC.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of CONOR MEDSYSTEMS, INC., a Delaware corporation (the “Company”) shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-Committee directors and the Company’s management; (v) recommend candidates to the Board; and (vi) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

II.    COMPOSITION AND MEETINGS

A.    Composition. The Committee shall consist of at least two (2) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”). The members of the Committee and the Committee chairperson shall be appointed by the Board.

B.    Meetings. The Committee will hold at least one (1) regular meeting per year and additional meetings as the Committee deems appropriate.

III.    MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

IV.    RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one (1) or more subcommittees of the Committee:

1.    Director Nominations. The Committee has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements.

The Committee shall also have the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of incumbent directors for reelection to the Board as well as monitoring the size of the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board based on the recommendations of the Committee.

The Committee shall also have the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures in furtherance of the foregoing, including policies and procedures to facilitate stockholder

Appendix B-1.

communications with the Board of Directors, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

2.    Board Assessment. The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe contributions could be improved, and overall Board composition and makeup, including the reelection of current Board members. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continues to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq.

3.    Board Committee Nominations. The Committee, after due consideration of the interests, wishes, independence and experience of the individual directors and the independence and experience requirements of Nasdaq, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

4.    Continuing Education. The Committee shall have the authority to institute a plan or program for the continuing education of directors, if deemed appropriate.

5.    Corporate Governance Principles. The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration.

6.    Procedures for Information Dissemination. The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

7.    Management Succession. The Committee shall periodically review with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers.

8.    SEC Report. The Committee shall prepare any report or other disclosure required by the applicable SEC rules and regulations to be included in the Company’s annual proxy statement.

9.    Charter. The Committee shall review, discuss and assess periodically its own performance as well as the Committee’s role and responsibilities as outlined in this Charter. The Committee shall submit any suggested changes to the Board for its consideration.

Appendix B-2.

CONOR MEDSYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2005

The undersigned hereby appoints Frank Litvack, M.D. and Michael Boennighausen and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Conor Medsystems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Conor Medsystems, Inc. to be held on Wednesday, June 22, 2005 at 10:00 a.m. (local time) at the offices of Conor Medsystems, Inc. located at 1003 Hamilton Court, Menlo Park, California 94025, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR

LISTED BELOW AND A VOTE “FOR” PROPOSAL 2.

1. To elect two directors to hold office until the 2008 Annual Meeting of Stockholders. Nominees: (01) John H. Friedman (02) Frank Litvack, M.D.

2. To ratify the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

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FOR all nominees listed above (except as marked to the contrary below).

WITHHOLD authority to vote for all nominees listed above.

To withhold authority to vote for any nominee write such nominee’s name below:

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in this Proxy to vote on such matters, in accordance with their best judgment.

Signature Signature Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

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Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

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